Exhibit 21.1
                             Subsidiaries of Issuer


Universal Power Group Inc. ("UPG"), a Texas corporation, previously wholly-owned by Zunicom, Inc. As described in more detail in ITEM 1, On December 27, 2006 our formerly wholly-owned and consolidated subsidiary, UPG completed its initial public offering, or IPO. Zunicom currently owns 40.6% of UPG's common stock.

AlphaNet  Hospitality  Systems,  Inc.  ("AlphaNet"),   a  Delaware  corporation,
wholly-owned by Zunicom, Inc.














































                                     21.1-1